Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Completes $200 million Second Half 2015 Investment Goal

Closes $110.8 Million of New Investments, Adding Five High-Quality Properties Occupied by
Well-Established Investment Grade Tenants* Including Office Depot and Finnair Plc.

Completed $95.3 Million of Acquisitions Previously Announced

New York, New York, September 28, 2015 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), announced today it has reached its second half 2015 investment goal of $200 million by completing the acquisition of five net lease properties in two separate transactions for approximately $110.8 million in addition to the $95.3 million of real estate already purchased in the second half.

Recent Transaction Highlights

•	Total Purchase Price: Approximately $110.8 million

•	Recent Properties Purchased: Five properties totaling 834,865 net rentable square feet, including:

o	Office Depot European Headquarters: A build-to-suit office building located in Venlo, the Netherlands, and net leased to Office Depot International B.V., a wholly-owned subsidiary of Office Depot Inc., who has occupied the property since 1998. This property serves as the tenant’s European headquarters and comprises 178,584 net rentable square feet with a remaining lease term of 13.4 years.

o	Finnair Net Leased Properties: Four industrial/logistics buildings located at Helsinki Airport, Finland, totaling 656,281 net rentable square feet with combined remaining lease terms of approximately nine years. The buildings are all net leased to Finnair Plc., the national airline of Finland and one of the world’s largest operating airlines with over 70 destinations worldwide to Europe, Australasia and North America. Finnair Plc. is majority owned by the AAA Moody’s-rated Finnish government.

•	Total Current Annual Rent: Approximately $9.4 million

•	Initial NOI Yield: 8.5%

*Actual ratings reflect the tenant rating. Implied Ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an Actual Rating. A tenant with a parent that has an investment grade rating is included in implied investment grade. Ratings information is as of the date the property was underwritten by the company.

Earlier H2 2015 Transactions

Additionally, the Company has completed its previously announced acquisitions of 12 net lease properties for a total purchase price of approximately $91.3 million, in addition to the expansion of its presence at its owned facility in Pleasanton, TX, at a cost of approximately $4.0 million.

Third Quarter 2015 Investment Highlights

GNL has now invested approximately $206.1 million during the third quarter of 2015, exceeding its stated second half 2015 goal of $200 million.

•	Total Purchase Price: Approximately $206.1 million

•	Weighted Average Remaining Lease Term: 14.7 years

•	Total Current Annual Rent: Approximately $16.9 million

•	Initial NOI Yield: 8.2%

“With these transactions, we have now achieved our second half 2015 goal of acquiring $200 million of properties, well ahead of our originally anticipated schedule, said Scott Bowman, Chief Executive Officer of Global Net Lease. “Our successful completion of these acquisitions underscores our ability to source, underwrite, finance and acquire strategically-located, mission critical net lease assets with stable and reliable cash flows and embedded contractual rent growth. Looking forward, we continue to seek opportunities to strengthen our portfolio with high quality properties leased long term to established, investment grade tenants.”

GNL Portfolio Overview

The Company’s portfolio now comprises 329 diversified net lease assets of approximately 18.7 million total square feet, with the following combined portfolio metrics:

•	Broadly Diversified Property Portfolio by Tenant and Industries: 86 tenants and 39 industries

•	High Quality NOI: 79% of NOI derived from investment grade rated or implied investment grade rated tenants*

•	Substantial Contractual Rent Increases: 88% of NOI with contractual rent increases

•	Prudent U.S./Europe Allocation: 61% U.S. and 39% Europe (breakdown by purchase price)

•	Good Product Mix: 55% Office, 30% Industrial and 15% Retail (breakdown by purchase price)

•	Occupancy: 100%

•	Over 10-Years Average Remaining Lease Term: Weighted average remaining portfolio lease term of 11.8 years

GNL will provide a full financial and portfolio update in its upcoming third quarter 2015 report and earnings release.

*Actual ratings reflect the tenant rating. Implied Ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an Actual Rating. A tenant with a parent that has an investment grade rating is included in implied investment grade. Ratings information is as of the date the property was underwritten by the company.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring and managing a diversified global portfolio of single tenant net lease commercial properties across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or reverse any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events on changes to future operating results, unless required to do so by law.

Contacts

Media Inquiries: Tim Cifelli President DDCworks tcifelli@ddcworks.com Ph: (484-342-3600)	Investor Inquiries: Andrew G. Backman Managing Director Investor & Public Relations abackman@globalnetlease.com Ph: (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com Ph: (212-415-6500)